                                                                    Exhibit 99.1

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                               Las Vegas NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                              www.rivierahotel.com

FOR FURTHER INFORMATION

AT THE COMPANY                                 INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO                Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                           (208) 241-3704 Voice
(702) 794-9442 Fax                             (208) 232-5317 Fax
Email:  mlefever@theriviera.com                Email: betsytruax_hartman@msn.com

FOR IMMEDIATE RELEASE

                 RIVIERA HOLDINGS ANNOUNCES END OF PROXY CONTEST

                         DISSIDENT GROUP WITHDRAWS SLATE

      LAS VEGAS, NV (MAY 14, 2007) - Riviera Holdings Corporation (AMEX:RIV)
announced today that it has received a letter from the group led by Flag Luxury
Riv, LLC withdrawing its nomination of five candidates for election as directors. The Company will proceed as planned with its annual meeting to re-elect the five incumbent nominees scheduled for tomorrow, May 15, 2007.

      William L. Westerman, Chairman and Chief Executive Officer of Riviera
said, "Riviera's Board of Directors is committed to maximizing value for stockholders. We believe it is in the best interests of all stockholders that the investor group has withdrawn its costly and disruptive proxy fight. The
Board is committed to working with its financial advisor, Jefferies and Company, to evaluate all strategic alternatives, including a sale of the Company. "

      The withdrawal letter stated, in part, that the dissident group was withdrawing its nominees in light of the Board's previously announced decision that it had initiated a process of considering strategic alternatives for the
Company.

       The Company had previously announced last week the receipt of a $30 per share cash offer to acquire the Company, though a merger, from a group led by
Ian Bruce Eichner.

ABOUT RIVIERA HOLDINGS:
      Riviera Holdings Corporation owns and operates the Riviera Hotel and
Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk,
Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.
For additional information, please visit the Company's website at
WWW.RIVIERAHOTEL.COM.

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